UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2017

OREXIGEN THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Court, Suite 200 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 875-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance and Retention Agreements

On October 13, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of Orexigen Therapeutics, Inc. (the “Company”) approved the entry into performance and retention agreements (each, a “Performance Retention Agreement” and collectively, the “Performance Retention Agreements”) with its executive officers, including Michael Narachi, Thomas Cannell and Thomas Lynch, who were the named executive officers listed in the Company’s definitive proxy statement for its 2017 annual meeting of stockholders, as well as Jason Keyes, its Chief Financial Officer (“CFO”). Under the Performance Retention Agreements, each of the executive officers is entitled to earn a retention bonus (the “Performance Retention Bonus”) equal to fifty-percent (50%) of his 2018 annual target bonus amount, subject to (A) the Company’s achievement of a specified sales-based performance goal for the first calendar quarter of 2018 (the “Performance Period”) and (B) the executive officer’s continued employment with the Company in Good Performance Standing (as defined in the Performance Retention Agreement) through July 31, 2018 (the “Performance Retention Date”). The Committee has the full and final authority to determine whether the performance goal has been achieved as of the end of the Performance Period. Any earned Performance Retention Bonus will be paid on the first administratively practicable payroll period following the Performance Retention Date. Under the Performance Retention Agreements, Mr. Narachi, Dr. Cannell, Mr. Lynch and Mr. Keyes are entitled to earn a Performance Retention Bonus of up to $262,510, $142,140, $95,275 and $78,000, respectively, subject to the terms and conditions of the Performance Retention Agreements.

Payment of the Performance Retention Bonus would be made in the event of a Change in Control (as defined in the Performance Retention Agreement), subject to the executive officer’s continued employment in Good Performance Standing through the consummation of the Change in Control (and, in certain circumstances, the achievement of the performance goal prior to such Change in Control) as well as his execution and non-revocation of a release. In addition, if the Company terminates the executive officer’s employment without Cause (as defined in the Performance Retention Agreement) following the end of the Performance Period (but prior to the Performance Retention Date), and the Committee has determined that the performance goal was achieved as of the date of termination, such executive officer would be eligible to receive the Performance Retention Bonus (subject to the executive officer’s execution and non-revocation of a release).

The above summary of the terms of the Performance Retention Agreement is qualified in its entirety by reference to the form of Performance Retention Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2017.

Amendments to Employment Agreements

On October 13, 2017, the Committee approved the entry into amendments (each an “Amendment”) to the employment agreements of each of its executive officers, including its named executive officers and its CFO. In each case, the Amendment provides that in addition to the current severance benefits provided under his employment agreement, each executive officer would also receive payment of a pro-rata portion of his annual performance bonus in the event that, during a Change in Control Period, the executive officer is Involuntarily Terminated Without Cause or experiences a Constructive Termination (in each case, as such terms are defined in the applicable executive officer’s employment agreement). Under the Amendment, the amount of the bonus payment would be equal to the respective executive officer’s annual target bonus (as of the year of termination), pro-rated for the period in which the executive officer was employed during the year in which the termination occurs.

In addition, the Amendment to Mr. Lynch’s employment agreement reflects Mr. Lynch’s promotion to the title of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, as approved by the Committee on October 13, 2017. The Amendment to Mr. Keyes’ employment agreement reflects Mr. Keyes’ promotion to the title of Executive Vice President and Chief Financial Officer, as approved by the Committee on October 13, 2017.

The above summary of the terms of the Amendments is qualified in its entirety by reference to each of the Amendments, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: October 18, 2017	By:	/s/ Thomas P. Lynch
	Name:	Thomas P. Lynch
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel